Exhibit 99.3

JAZZ PHARMACEUTICALS AND CELATOR PHARMACEUTICALS ANNOUNCE

AGREEMENT FOR JAZZ PHARMACEUTICALS TO ACQUIRE CELATOR

FOR $30.25 PER SHARE

Transaction would add VYXEOS™, an investigational product in development as a treatment for Acute Myeloid Leukemia (AML), to Jazz Pharmaceuticals’ portfolio

U.S. regulatory submission for VYXEOS planned by end of third quarter 2016

Jazz Pharmaceuticals to host investor conference call today, May 31, 2016 at 8:30 AM EDT (1:30 PM IST)

DUBLIN and EWING, N.J., May 31, 2016 — Jazz Pharmaceuticals plc (Nasdaq: JAZZ) and Celator Pharmaceuticals, Inc. (Nasdaq: CPXX) today announced that they have entered into a definitive agreement for Jazz Pharmaceuticals to acquire Celator for $30.25 per share in cash, or approximately $1.5 billion.

The transaction with Celator is well-suited to advance Jazz Pharmaceuticals’ growth strategy.

•	VYXEOS is the first product candidate to demonstrate a statistically significant improvement in Overall Survival in patients with high-risk (secondary) AML[1]

•	U.S. FDA Breakthrough Therapy designation granted for VYXEOS[2]

•	U.S. FDA and European Commission Orphan Drug designation for VYXEOS for the treatment of AML

•	VYXEOS is an innovative product candidate based on the Celator CombiPlex® platform

•	Anticipated long-lived exclusivity for VYXEOS

•	Broadens Jazz Pharmaceuticals’ hematology/oncology portfolio

•	Worldwide development and commercialization rights to VYXEOS

•	Synergies with Jazz Pharmaceuticals’ commercial expertise and infrastructure

•	Transaction expected to close in the third quarter of 2016

•	Transaction expected to be accretive to Non-GAAP adjusted EPS beginning in 2018 and beyond

[1]	Included secondary AML and de novo AML with a karyotype characteristic of myelodysplastic syndrome (MDS)
[2]	U.S. FDA Breakthrough Therapy designation granted for VYXEOS for the treatment of adults with therapy-related AML or AML with myelodysplasia-related changes

“Celator Pharmaceuticals is a strong strategic fit with Jazz Pharmaceuticals. VYXEOS will further diversify our product portfolio and is complementary to our clinical and commercial expertise in hematology/oncology,” said Bruce Cozadd, chairman and chief executive officer of Jazz Pharmaceuticals plc. “As Celator is currently preparing a regulatory submission in the U.S. for VYXEOS, this acquisition would add a new orphan product with the potential for short- and long-term revenue generation and expansion of our international commercial platform.”

“The planned combination of Jazz and Celator is highly complementary, as both companies are dedicated to bringing differentiated therapies to patients who have high unmet medical needs,” said Scott Jackson, chief executive officer of Celator Pharmaceuticals. “We believe that Jazz Pharmaceuticals’ clinical and commercial expertise in hematology/oncology and existing international infrastructure will help realize the value of VYXEOS as a treatment to patients with AML. After thoroughly evaluating our strategic options, our board of directors has unanimously determined that this all-cash transaction is in the best interest of our stockholders.”

Transaction Closing

The transaction is structured as a tender offer and second step merger. The closing of the tender offer is conditioned upon customary conditions, including the tender of a majority of the outstanding shares of Celator common stock and expiration or termination of the Hart Scott Rodino waiting period. The transaction is expected to close in the third quarter of 2016.

Certain stockholders of Celator holding approximately 18.4 percent of Celator’s outstanding shares of common stock, including executive officers, members of the Celator board of directors and certain investment funds affiliated with the members of the board of directors, have agreed to tender their shares in the tender offer.

Financing

Jazz Pharmaceuticals expects to finance the transaction with a combination of cash on hand and borrowings under its senior secured credit facility.

Advisors

Jazz Pharmaceuticals’ financial advisor for the transaction is RBC Capital Markets, and its primary legal advisor is Cooley LLP.

Celator Pharmaceuticals’ financial advisor for the transaction is MTS Health Partners, and its primary legal advisor is Kirkland and Ellis LLP.

Conference Call Details

Jazz Pharmaceuticals will host a conference call and live audio webcast today at 8:30 am EDT/1:30 pm IST to discuss this transaction. Interested parties may access the live audio webcast and slide presentation via the Investors section of the Jazz Pharmaceuticals website at www.jazzpharmaceuticals.com. Please connect to the website prior to the start of the conference call to ensure adequate time for any software downloads that may be necessary to listen to the webcast. A replay of the webcast will be archived on the website for one week.

Audio webcast/conference call:

U.S. Dial-In Number: +1 503 343 6056

Outside the U.S. Dial-In Number: +1 855 353 7924

Passcode: 20942393

A replay of the conference call will be available through June 7, 2016 and accessible through one of the following telephone numbers and entering the passcode:

Replay U.S. Dial-In Number: +1 404 537 3406

Replay Outside the U.S. Dial-In Number: +1 855 859 2056

Passcode: 20942393

About Jazz Pharmaceuticals plc

Jazz Pharmaceuticals plc (Nasdaq: JAZZ) is an international biopharmaceutical company focused on improving patients’ lives by identifying, developing and commercializing meaningful products that address unmet medical needs. The company has a diverse portfolio of products and product candidates, with a focus in the areas of sleep and hematology/oncology. In these areas, Jazz Pharmaceuticals markets Xyrem® (sodium oxybate) oral solution, Erwinaze® (asparaginase Erwinia chrysanthemi) and Defitelio® (defibrotide sodium) in the U.S. and markets Erwinase® and Defitelio® (defibrotide) in countries outside the U.S. For more information, please visit www.jazzpharmaceuticals.com.

About Celator Pharmaceuticals, Inc.

Celator Pharmaceuticals, Inc., with locations in Ewing, N.J., and Vancouver, B.C., is an oncology-focused biopharmaceutical company that is transforming the science of combination therapy, and developing products to improve patient outcomes in cancer. Celator’s proprietary technology platform, CombiPlex®, enables the rational design and rapid evaluation of optimized combinations of anti-cancer drugs, incorporating traditional chemotherapies as well as molecularly targeted agents to deliver enhanced anti-cancer activity. CombiPlex addresses several fundamental shortcomings of conventional combination regimens, as well as the challenges inherent in combination drug development, by identifying the most effective synergistic molar ratio of the drugs being combined in vitro, and fixing this ratio in a nano-scale drug delivery complex to maintain the optimized combination after administration and ensuring exposure of this ratio to the tumor.

Celator’s lead product is VYXEOS™ (also known as CPX-351), a nano-scale liposomal formulation of cytarabine:daunorubicin that has completed a Phase 3 trial for the treatment of acute myeloid leukemia. Celator has also conducted clinical development on CPX-1, a nano-scale liposomal formulation of irinotecan:floxuridine studied in colorectal cancer; and have a preclinical stage product candidate, CPX-8, a hydrophobic docetaxel prodrug nanoparticle formulation. More recently, Celator has advanced its CombiPlex platform and broadened its application to include molecularly targeted therapies. For more information, please visit Celator’s website at www.celatorpharma.com.

About VYXEOS

VYXEOS (cytarabine:daunorubicin) Liposome for Injection, also known as CPX-351, is a nano-scale liposomal co-formulation of cytarabine and daunorubicin at a synergistic 5:1 molar ratio. VYXEOS represents a novel approach to developing combinations of drugs in which molar ratios of two drugs with synergistic anti-tumor activity are encapsulated in a nanoscale liposome in order to maintain the desired ratio following administration. The FDA granted Breakthrough Therapy designation to VYXEOS for the treatment of adults with therapy-related AML (t-AML) or AML with myelodysplasia-related changes (AML-MRC). VYXEOS was granted orphan drug status for the treatment of AML by the FDA and the European Commission. VYXEOS was also granted Fast Track designation for the treatment of elderly patients with secondary AML by the FDA.

In a Phase 3 trial in patients with high-risk (secondary) AML, the median overall survival for patients treated with VYXEOS in the study was 9.56 months compared to 5.95 months for patients receiving the standard of care regimen of cytarabine and daunorubicin known as 7+3, representing a 3.61-month improvement in favor of VYXEOS. The hazard ratio (HR) was 0.69 (p=0.005), which represents a 31% reduction in the risk of death versus 7+3. The percentage of patients alive 12 months after randomization was 41.5% on the VYXEOS arm compared to 27.6% on the 7+3 arm. The percentage of patients alive 24 months after randomization was 31.1% on the VYXEOS arm compared to 12.3% on the 7+3 arm.

Sixty-day all-cause mortality was 13.7% versus 21.2%, in favor of patients treated with VYXEOS. No substantial difference in Grade 3 or higher adverse events was observed between VYXEOS and 7+3. In the intent-to-treat population, Grade 3-5, hematologic adverse events were similar for overall infections, febrile neutropenia, and bleeding events. In the intent-to-treat population, Grade 3-5, non-hematologic adverse events were similar across all organ systems, including cardiac, gastrointestinal, general systems, metabolic disorders, musculoskeletal, nervous system, respiratory, skin and renal.

The final Phase 3 clinical trial data will be presented at the American Society of Clinical Oncology on June 4, 2016 and at the European Hematology Association Annual Congress on June 11, 2016.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements regarding Jazz Pharmaceuticals and Celator Pharmaceuticals, including, but not limited to, statements related to the anticipated consummation of the tender offer for Celator common stock and the timing and benefits thereof, and estimated future financial results, regulatory submissions and performance of VYXEOS, as well as other statements that are not historical facts. These forward-looking statements are based on each of the companies’ current expectations and inherently involve significant risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks related to Jazz Pharmaceuticals’ ability to complete the tender offer on the proposed terms and schedule, including risks and uncertainties related to the satisfaction of closing conditions; the possibility that competing offers will be made; risks associated with business combination transactions, such as the risk that the acquired business will not be integrated successfully or that such integration may be more difficult, time-consuming or costly than expected; risks related to future opportunities and plans for the combined company, including uncertainty of the expected future regulatory filings, financial performance and results of the combined company following completion of the proposed transaction; disruption from the proposed acquisition, making it more difficult to conduct business as usual or maintain relationships with customers, employees or suppliers; and the possibility that if Jazz Pharmaceuticals does not achieve the perceived benefits of the proposed acquisition as rapidly or to the extent anticipated by financial analysts or investors, the market price of Jazz Pharmaceuticals’ ordinary shares could decline; and those other risks detailed under the caption “Risk Factors” and elsewhere in Jazz Pharmaceuticals’ and Celator’s U.S. Securities and Exchange Commission (“SEC”) filings and reports, including in Jazz Pharmaceuticals’ and Celator Pharmaceuticals’ Quarterly Reports on Form 10-Q for the quarter ended March 31, 2016, each of which is filed with the SEC, and future filings and reports by either company. Neither Jazz Pharmaceuticals nor Celator undertakes any duty or obligation to update any forward-looking statements contained in this press release as a result of new information, future events or changes in its expectations.

Additional Information and Where to Find It

The tender offer described in this communication (the “Offer”) has not yet commenced and this communication is neither an offer to purchase nor a solicitation of an offer to sell shares of Celator or other securities, nor is it a substitute for the tender offer materials that Jazz Pharmaceuticals and its acquisition subsidiary will file with the SEC upon commencement of the tender offer. At the time the Offer is commenced, Jazz Pharmaceuticals and its acquisition subsidiary will file tender offer materials on Schedule TO, and Celator will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the Offer. The tender offer materials (including an Offer to Purchase, a related Letter of Transmittal and certain other tender offer documents) and the Solicitation/Recommendation Statement, as they may be amended from time to time, will contain important information. Holders of Celator securities are urged to read these documents when they become available because they will contain important information that holders of Celator securities should consider before making any decision regarding tendering their securities. The Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, will be made available to all holders of Celator securities at no expense to them. Investors and security holders may obtain free copies of these documents (when they are available) and other related documents filed with the SEC at the SEC’s web site at http://www.sec.gov or by (i) directing a request to Jazz Pharmaceuticals plc, c/o Jazz Pharmaceuticals, Inc., 3180 Porter Drive, Palo Alto, California 94304, U.S.A., Attention: Investor Relations, (ii) calling +353 1 634 7892 (Ireland) or + 1 650 496 2800 (U.S.) or (iii) sending an email to investorinfo@jazzpharma.com. Investors and security holders may also obtain free copies of the documents filed with the SEC on Jazz Pharmaceuticals’ website at www.jazzpharmaceuticals.com under the heading “Investors” and then under the heading “SEC Filings.”

Contact Information

Jazz Pharmaceuticals plc

Investors, Kathee Littrell, Vice President, Investor Relations, Jazz Pharmaceuticals plc, Ireland, + 353 1 634 7887, or U.S., + 1 650 496 2717; or Media, Laurie Hurley, Vice President, Corporate Affairs, Jazz Pharmaceuticals plc, Ireland, + 353 1 634 7894, U.S., +1 650 496 2796

Celator Pharmaceuticals, Inc.

Investors, Peter Rahmer, The Trout Group, +1 646 378 2973, prahmer@troutgroup.com; or Media, Mike Beyer, Sam Brown, Inc., +1 312 961 2502, mikebeyer@sambrown.com